FOR IMMEDIATE RELEASE

OurPet’s Company Reports Results for 2012 Third Quarter

FAIRPORT HARBOR, Ohio – October 26, 2012—OurPet's Company (OTC BB: OPCO www.ourpets.com), a leading proprietary pet supply company, today reported third quarter revenue of $4,269,952 for the three months ended September 30, 2012. Net Loss for the same period was $130,097.

Dr. Steven Tsengas, Chairman and CEO, commented, “While our third quarter has historically been a little slower than other quarters, the net revenue decrease of approximately 5.5% from the same period a year ago is primarily due to a large club sale that occurred during the third quarter of 2011 that we did not have this year. We remain encouraged that our year-to-date core product sales are actually up by approximately 23% with Cosmic Catnip™ products sales up 33%, SmartScoop® automatic litter box sales up over 66% and Play-N-Squeak™ sales up 43% from the same nine month period a year ago. Our customer base continues to broaden from a year ago as we penetrate into food, mass and drug store chains.” Dr. Tsengas continued, “Our net loss for this third quarter continued to be impacted by the lower overall sales volume and lower gross profit margins from sales of slower moving inventory. During the 2012 third quarter, approximately $72,000 was charged to the one-time costs of moving the Cosmic Pet operation from Hagerstown, Maryland to Mentor, Ohio along with relocation costs of key employees. Total non-recurring costs for the nine month period were approximately $357,000.”

Dr. Tsengas added, “Although this third quarter’s results do not yet reflect all the positive changes we have made this year, we do anticipate improved results in the fourth quarter and beyond. This year we have rebuilt our Company’s management infrastructure, aligned our marketing with operations, strengthened our sales team and we are starting to see the positive momentum building. Also we continue our new product development and hope to launch many new products in the next six months. Unfortunately as we navigate through this “No Man’s Land” that all small companies must do in order to grow into larger companies, it takes time and money to effect these changes. On a positive note, we have reduced our inventories by almost $700,000 from December 31, 2011 as well as reduced our long term debt by nearly $350,000.”

2012 Third Quarter Results

Net revenue decreased 5.5% to $4,269,952 for the 2012 third quarter compared to $4,516,078 for the same period a year ago. This revenue decrease of approximately $246,000 resulted primarily from a decrease in sales to club stores.

Gross profit was $1,052,995 for the 2012 third quarter versus $667,551 for the same period in 2011. This increase of about $385,000 resulted primarily from lower charges to inventory reserves as compared to the same period a year ago.

As a result of the lower inventory reserve expenses in 2012, gross profit margin increased to 24.7% for the third quarter from 14.8% for the same period a year ago.

Loss from operations was $147,879 for the 2012 third quarter vs. $397,758 for the same period a year ago. This was primarily the result of the approximately $406,000 less in inventory reserve charges offset by increased operating expenses of about $156,000.

Loss before taxes was $183,966 versus a loss of $428,020 for the same period in 2011.

The Company recognized an income tax benefit of $53,869 for the 2012 third quarter compared to a benefit of $142,965 for the same period a year ago.

Net loss was $130,097 for the 2012 third quarter compared to a loss of $285,055 for the same quarter last year. Net loss per share was $0.01 for the third quarter of 2012 compared to $0.02 for the same period a year ago.

2012 First Nine Months Results

Net revenue decreased 1.9% to $14,213,342 for the first nine months of 2012 compared to $14,490,499 for the same period a year ago. The revenue decrease of approximately $277,000 came primarily from a decrease in one time promotional sales of approximately $1,710,000, which was offset by increases in our core product sales of about $1,433,000. Approximately 61% or $868,000 of the core product sales increase came from increased sales to our top five largest existing customers. Another 39% or about $556,000 of the core product sales increase came from increased sales to new customers. International sales increased nearly 26% due to increased sales to the United Kingdom, Japan, and Brazil.

Gross profit was $3,455,024 for the first nine months of 2012 compared to $3,596,512 for the same period in 2011. Gross profit margin remained fairly constant at 24.3% for the first nine months of 2012 compared to 24.8% for the same period a year ago.

Income from operations was $59,882 for the first nine months of 2012 compared to income from operations of $552,156 for the same period last year. The approximately $492,000 decrease was primarily due to increases in Selling, General, and Administrative expenses of approximately $351,000 as well as approximately $141,000 in decreased gross profit.

Loss before taxes was $50,948 versus income before taxes of $439,389 for the same period in 2011.

The Company recognized an income tax benefit of $11,033 for the first nine months of 2012 compared to income tax expense of $166,060 for the same period a year ago.

Net loss was $39,915 for the first nine months of 2012 compared to net income of $273,329 for the same period last year. Net loss per share was $0.01 for the first nine months of 2012 compared to net income per share of $0.01 for the first nine months of 2011.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, www.hideperchandgo.com and www.cosmiccatnip.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	OurPet’s Company
Dr. Steven Tsengas, CEO	Scott R. Mendes, CFO
(440) 354-6500 (Ext. 111)	(440) 354-6500 (Ext. 109)

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net revenue	$4,269,952	$4,516,078	$14,213,342	$14,490,499
Cost of goods sold	3,216,957	3,848,527	10,758,318	10,893,987
Gross profit on sales	1,052,995	667,551	3,455,024	3,596,512

Selling, general and administrative expenses	1,200,874	1,065,309	3,395,142	3,044,356

Income (loss) from operations	(147,879)	(397,758)	59,882	552,156

Other (income) and expense, net	68	(12,883)	(8,344)	(22,868)
Interest expense	36,019	43,145	119,174	135,635
Income (loss) before taxes	(183,966)	(428,020)	(50,948)	439,389

Income Tax expense (benefit)	(53,869)	(142,965)	(11,033)	166,060
Net Income (loss)	$(130,097)	$(285,055)	$(39,915)	$273,329

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$(0.01)	$(0.02)	$(0.01)	$0.01

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,811,250	17,614,608	15,809,771	17,976,030

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
ASSETS
Cash and equivalents	$220,112	$364,978
Receivables, net	2,070,799	2,370,022
Inventories, net	5,415,961	6,111,318
Prepaid expenses	248,868	230,525
Deferred Tax Asset, net	155,279	155,279
Total current assets	8,111,019	9,232,122

LONG TERM ASSETS
Property and equipment, net	2,094,116	2,264,864
Patents, net	293,842	279,623
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	38,111	28,228
Total long term assets	2,954,580	3,101,226

Total assets	$11,065,599	$12,333,348

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	497,199	737,923
Accounts payable	1,998,627	2,496,891
Accrued expenses	272,633	284,903
Total current liabilities	2,868,459	3,619,717

LONG TERM LIABILITIES
Long-term debt - less current portion above	166,188	277,762
Revolving line of credit	2,704,996	3,085,964
Deferred income taxes	188,543	199,577
Total long term liabilities	3,059,727	3,563,303

Total liabilities	5,928,186	7,183,020

Stockholders' Equity	5,137,413	5,150,328

Total liabilities and stockholders' equity	$11,065,599	$12,333,348